CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 8, 2002, on the December 31, 2001 financial statements of STI Classic Variable Trust and to all references to our Firm included in or made part of this Post-Effective Amendment No. 12 to the Registration Statement File No. 33-91476.


/s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
April 26, 2002